Exhibit 99.1

SOHU.COM REPORTS FIRST QUARTER 2009 UNAUDITED FINANCIAL RESULTS

Total Revenues up 36% Year-on-Year to US$115.7 Million, Exceeding High End of

Company Guidance;

Non-GAAP Net Income up 87% Year-on-Year to US$46.9 Million;

Non-GAAP Fully Diluted EPS of US$1.20, Exceeding High End of Company Guidance by

US 10 Cents

BEIJING, CHINA, May 4, 2009 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, communications, search, online games and mobile value-added services company, today reported unaudited financial results for the first quarter ended March 31, 2009.

First Quarter Highlights

•	Total revenues of US$115.7 million, up 36% year-on-year, exceeding high end of company guidance.

•	Brand advertising revenues of US$39.1 million, up 18% year-on-year, within company guidance.

•	Online game revenues of record US$61.6 million, up 50% year-on-year and up 6% quarter-on-quarter, exceeding high end of company guidance by US$1.6 million.

•

For online game business, aggregate peak concurrent users (“PCU”) for both MMORPGs[1] increased 16% quarter-on-quarter and 47% year-on-year to 970,000. Aggregate active paying accounts (“APA”) for both MMORPGs increased 14% quarter-on-quarter and 50% year-on-year to 2.27 million.

•

GAAP net income of US$44.6 million or US$1.15 per fully diluted share. GAAP net income was 2.1 times that of first quarter 2008. GAAP net income included US$33.5 million of GAAP net income contributed by online game business with a 15% quarter-on-quarter increase or a 120% year-on-year increase.

•

Non-GAAP net income (i.e., excluding share-based compensation expense) of US$46.9 million, or US$1.20 per fully diluted share, exceeding the high end of company guidance of US$1.10 by US 10 cents. Non-GAAP net income increased 87% year-on-year. Non-GAAP net income included US$34.4 million of Non-GAAP net income contributed by online game business with a 13% quarter-on-quarter increase or a 100% year-on-year increase.

[1]	MMORPGs include Tian Long Ba Bu and Blade Online.

•	Non-GAAP operating margin of 45%, up from 43% in the fourth quarter of 2008 and 40% in the first quarter of 2008.

Explanation of the Company’s non-GAAP financial measures and related reconciliations to GAAP financial measures are included in the accompanying “Non-GAAP Disclosure” and the “Reconciliation to Unaudited Condensed Consolidated Statements of Operations.”

Dr. Charles Zhang, Chairman and CEO of Sohu.com, commented, “We are pleased to report another quarter of solid financial results, which further proves the combination of our two core businesses, namely our portal business and online game business, can enable Sohu to deliver sustainable growth through various economic cycles. Our online game business has been more resilient to the weak economic conditions and continues to show strong growth momentum. This more than offsets any temporary impact on our portal business brought by the economic weakness in China.

“For Sohu’s portal business, as always, we are extremely focused on our long-term strategic vision to make Sohu one of the most powerful mainstream media platforms in China. With some indications of the potential recovery of the overall economy underway, we believe a modest macro environment provides great media-driven opportunities for Sohu. Bolstered by a rapidly growing Internet population, we will put to use our unparalleled media platform to further strengthen our position as a leading Internet company in China in 2009.”

“Success of our online game business has been one of our proud achievements. In a short period of two years, Sohu’s online game business was developed from nascency to become one of the top massively multiplayer online role-playing game (MMORPG) operators in China. Its success was further endorsed by the spin-off and initial public offering of MMORPG subsidiary Changyou.com (NASDAQ: CYOU) on April 2, 2009. Changyou’s public debut was one of the most successful IPOs in the US markets in nearly 12 months. The successful IPO provides Changyou with the platform and resources to become a leading company in the MMORPG industry, and enables Changyou to compete head to head with first tier players.

Dr. Zhang continued, “Going forward, Sohu and Changyou will continue to enjoy the same synergies as before. Sohu provides Changyou with advertising resources on the Sohu portal and its verticals, especially China’s largest gaming portal 17173.com, marketing and promotion of Changyou’s games through the use of Sohu’s web domains, single user-ID system and base of more than 250 million registered users, as well as Sohu’s strong brand recognition and user platforms. Meanwhile, Changyou continues to bring users to Sohu portal.”

Commenting on Sohu’s brand advertising business, Ms. Belinda Wang, Co-President and Chief Marketing Officer of Sohu.com, said, “Although the general advertising and media industry have been shadowed by weak economic conditions and advertisers remain cautious about their advertising spending, Internet as a group will continue to gain market share from other offline media. Despite a difficult economic environment, Sohu’s continuous efforts and investment in branding, sales and marketing initiatives, technology and content offering will continue to pay off.”

First Quarter Financial Results

Revenues

Total revenues for the first quarter ended March 31, 2009 were US$115.7 million, representing a decrease of 5% sequentially and increase of 36% year-on-year.

Brand advertising revenues for the first quarter of 2009 totaled US$39.1 million, down 13% quarter-on-quarter seasonally but up 18% year-on-year.

Online game revenues for the first quarter of 2009 were US$61.6 million with an increase of 6% quarter-on-quarter and 50% year-on-year. The increases were mainly attributable to an increase in Tian Long Ba Bu (“TLBB”) revenues as a result of user base expansion and enhanced user loyalty, as well as increased revenues from Blade Online (“BO”).

Gross Margin

Gross margin was 76% in the first quarter of 2009, up from 75% in the fourth quarter of 2008, and equivalent to 76% in the first quarter of 2008. Non-GAAP gross margin for the first quarter of 2009 was also 76%, up from 75% in the fourth quarter of 2008, and equivalent to 76% in the first quarter of 2008.

Brand advertising gross margin for the first quarter of 2009 was 65%, compared with 66% in the fourth quarter of 2008 and 66% in the first quarter of 2008. Non-GAAP brand advertising gross margin for the first quarter of 2009 was 65%, compared with 67% in both the fourth quarter of 2008 and the first quarter of 2008.

Online game gross margin for the first quarter of 2009 was 94%, up from 93% in the fourth quarter of 2008 and 92% in the first quarter of 2008. Non-GAAP non-advertising gross margin for the first quarter of 2009 was 85%, up from 83% in the fourth quarter of 2008 and at the same level as in the first quarter of 2008.

Operating Expenses

For the first quarter of 2009, Sohu’s operating expenses totaled US$38.1 million. Non-GAAP operating expenses totaled US$36.1 million, down 9% from US$39.6 million for the fourth quarter of 2008 and up 17% year-on-year. The quarter-on-quarter decrease was primarily attributable to lower sales commission and bonuses in the first quarter of 2009. The year-on-year increase was primarily due to continued investment in product development, marketing expenses for Sohu’s branding initiatives and an increase in salaries and bonuses.

Operating Margin

Non-GAAP operating margin for the first quarter of 2009 was 45%, up from 43% in the fourth quarter of 2008 and 40% during the first quarter of 2008.

Income Tax Expense

For the first quarter of 2009, income tax expense was $6.6 million, and the effective tax rate was 13%, as compared to 5% for the full year 2008.

Net Income

GAAP net income for the first quarter of 2009 was US$44.6 million or US$1.15 per fully diluted share. Non-GAAP net income for the first quarter of 2009 was US$46.9 million or US$1.20 per fully diluted share.

GAAP net income contributed by online game business for the first quarter of 2009 was US$33.5 million, a 15% increase quarter-on-quarter and 120% year-on-year. Non-GAAP net income contributed by online game business was US$34.4 million, a 13% increase quarter-on-quarter and 100% year-on-year.

Cash Balance

The Company continued to maintain a debt free balance sheet and a strong cash position of US$373.2 million as of March 31, 2009.

In addition, the Company’s cash balance will reflect a deposit of US$128.3 million of net proceeds from the successful IPO of Changyou.com completed in early April 2009.

Stock Repurchase Program

For the first quarter of 2009, no shares were repurchased under the US$150 million share repurchase program approved by the Company’s Board of Directors in October 2008. As of April 30th, under this program, approximately 500,000 shares were repurchased for a total consideration of US$20 million.

First Quarter Online Game Results

Operations

Aggregate PCU for both MMORPGs increased 16% quarter-on-quarter and 47% year-on-year to 970,000, while PCU for Tian Long Ba Bu (“TLBB”), Changyou’s in-house-developed, martial-arts-style game, increased 19% quarter-on-quarter and 48% year-on-year to 875,000 following the release of Changyou’s “Legend of the Shadow” expansion pack on March 26, 2009. Registered accounts of TLBB as of March 31, 2009 increased 12% quarter-on-quarter and 80% year-on-year to 50.1 million.

Aggregate APA for both MMORPGs increased 14% quarter-on-quarter and 50% year-on-year to 2.27 million, while APA for TLBB increased 16% quarter-on-quarter and 52% year-on-year to 2.11 million.

Average revenue per user (“ARPU”) for both MMORPGs decreased 8% quarter-on-quarter and 7% year-over-year to RMB179, while ARPU for TLBB decreased 9% quarter-on-quarter and 12% year-on-year to RMB176. The decrease was mainly a result of Changyou’s strategic decision to maintain TLBB ARPU at a level that is comfortable for the majority of Chinese game players with the goal of fostering a healthy in-game environment so as to further extend lifecycle of the game.

Revenue

Revenues from game operations increased 5% quarter-on-quarter and 46% year-on-year to US$59.3 million. The increases were mainly due to the higher APA, which reflects the growing popularity of Changyou’s online games. Revenues from game operations include those generated from TLBB, which increased 6% quarter-on-quarter and 41% year-on-year to US$54.4 million and revenues for Blade Online, which increased 2% quarter-on-quarter and 139% year-on-year to US$5.0 million. Overseas licensing revenues increased 14% quarter-on-quarter and 493% year-on-year to US$2.3 million. Changyou began licensing TLBB to Vietnam in August 2007, and Hong Kong and Taiwan in April 2008. The quarter-on-quarter increase was primarily due to the successful launch and user acceptance of expansion packs in overseas markets during the first quarter of 2009.

Ms. Carol Yu, Co-President and CFO of Sohu.com, commented, “Our first quarter results showcase Sohu’s ability to deliver impressive year-over-year growth despite widespread weakness in the economy. I would also like to take this opportunity to thank all Sohu shareholders and the investment community for their support in the Changyou IPO process. As Changyou’s majority shareholder, holding approximately 68.5% of the total outstanding equity interest and controlling approximately 80.8% of the total voting power, Sohu will continue to provide strong leadership and support to bolster Changyou’s sharpened focus on the MMORPG business, and be a long term beneficiary of Changyou’s performance in years to come.”

Business Outlook

Sohu estimates total revenues for the second quarter of 2009 to be between US$121 million and US$125 million, with advertising revenues of US$43.5 million to US$45.5 million and non-advertising revenues of US$77.5 million to US$79.5 million.

Sohu estimates brand advertising revenues for the second quarter of 2009 to be between US$42 million and US$44 million.

Sohu estimates online game revenues for the second quarter of 2009 to be between US$63 million and US$65 million.

Sohu estimates non-GAAP net income for the second quarter of 2009, before deducting the share of net income pertaining to the Non-Controlling Interest in Changyou, to be between US$44 million to US$46 million. After deducting the share of net income pertaining to the Non-Controlling Interest in Changyou, Sohu estimates non-GAAP net income for the second quarter of 2009, to be between US$31 million to US$33 million and non-GAAP fully diluted earnings per share for the second quarter of 2009 to be between $0.80 and $0.85.

Assuming no new grants of share-based awards, Sohu estimates share-based compensation expense for the second quarter of 2009 to be between $6.0 million and $7.0 million, which includes Changyou’s share-based compensation expense for the second quarter of 2009 estimated to be between $5.5 million and $6.0 million. Considering Sohu’s share in Changyou, the estimated impact of this expense is expected to reduce Sohu’s fully diluted earnings per share for the second quarter of 2009, under US GAAP, by $0.10 to $0.13.

Non-GAAP Disclosure

To supplement the unaudited consolidated financial statements presented in accordance with United States Generally Accepted Accounting Principles (“GAAP”), Sohu’s management uses non-GAAP measures of cost of revenues, operating expenses, net income and net income per share, which are adjusted from results based on GAAP to exclude the compensation cost of share-based awards granted to employees under Statement of Financial Accounting Standard 123R. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding the share-based compensation expense from its non-GAAP financial measure is useful for itself and investors. Further, the amount of share-based compensation expense cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information

Sohu provides to analysts and investors as guidance for future operating performance. As share-based compensation expense does not involve any upfront or subsequent cash outflow, Sohu does not factor this in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, the monthly financial results for internal reporting and any performance measure for commissions and bonuses are based on non-GAAP financial measures that exclude share-based compensation expense.

The non-GAAP financial measures are provided to enhance the investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP cost of revenues, operating expenses, net income and net income per share, excluding share-based compensation expense, is that the share-based compensation charge has been and will continue to be a significant recurring expense in our business for the foreseeable future. In order to mitigate these limitations we have provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between GAAP financial measures that are most directly comparable to the non-GAAP financial measures we have presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is extracted from Sohu’s unaudited financial statements prepared in accordance with GAAP.

On June 20, 2006, Sohu discontinued its own e-commerce platform of physical consumer goods. While processing the disposal of its e-commerce business, Sohu is reporting the related business activities as discontinued operations. Sohu’s income statement separates out discontinued operations for both current and prior periods in order to focus on continuing operations and provide a consistent basis for comparing financial performance over time.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the current global financial and credit markets crisis and its potential impact on the Chinese economy, the slower growth the Chinese economy experienced during the latter half of 2008, and first quarter of 2009 which could continue through the remainder of 2009, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in Sohu’s quarterly operating results, EPS dilution resulting from Changyou’s initial public offering, Sohu’s historical and possible future losses, and the its reliance on online advertising sales, online games and wireless services (most wireless revenues are collected from a few mobile network operators) for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2008, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call today at 8:30 AM EDT, May 4, 2009 (or 8:30 PM, May 4, 2009 Beijing/Hong Kong time). To listen to the conference call, please use the dial in numbers below:

USA Toll Number: 1-877-941-1427

International: 1-480-629-9664

A replay of the call will be available for two weeks following the call and can be accessed by dialing the numbers below:

USA Toll Number: 1-800-406-7325

International: 1-303-590-3030

PASSCODE: 4064940#

The conference call will be available on webcast live and available for replay at:

http://corp.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; #1 games information portal www.17173.com; the top real estate website www.focus.cn; #1 online alumni club www.chinaren.com; wireless value-added services provider www.goodfeel.com.cn; leading online mapping service provider www.go2map.com, and developer and operator of MMORPGs www.changyou.com.

Sohu corporate services consist of brand advertising on its matrix of websites as well as paid listing and bid listing on its in-house developed search directory and engines. The Company’s MMORPG subsidiary, Changyou, currently operates two MMORPGs, Tian Long Ba Bu and Blade Online. Sohu also offers wireless value-added services such as news, information, music, ringtone and picture content sent over mobile phones. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its thirteenth year of operation.

Sohu.com Contact Information

James Deng

Senior Finance Director

Tel: +86 10 6272 6596

E-mail: xiufengdeng@sohu-inc.com

Helen Zhang

Director

Investor Relations and Corporate Communications

Tel: +86 10 6272 6969

E-mail: ir@contact.sohu.com

http://corp.sohu.com

— TABLES TO FOLLOW —

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended
	Mar. 31, 2009	Dec. 31, 2008	Mar. 31, 2008
Revenues:
Advertising
Brand advertising	$39,074	$45,024	$33,155
Sponsored search	1,562	1,625	1,614

Subtotal of advertising revenues	40,636	46,649	34,769

Non-advertising
Online game	61,607	58,390	40,955
Wireless	13,378	14,804	8,593
Others	117	1,729	506

Subtotal of non-advertising revenues	75,102	74,923	50,054

Total revenues	115,738	121,572	84,823

Cost of revenues:
Advertising
Brand advertising (includes share-based compensation expense under SFAS 123(R) of $236, $308 and $309, respectively)	13,730	15,266	11,252
Sponsored search (includes share-based compensation expense under SFAS 123(R) of $3, $3 and $6, respectively)	2,298	1,916	1,520

Subtotal of cost of advertising revenues	16,028	17,182	12,772

Non-advertising
Online game (includes stock-based compensation expense under SFAS 123(R) of $8, $4 and $5, respectively)	3,436	4,374	3,208
Wireless	7,643	8,063	3,931
Others (includes share-based compensation expense under SFAS 123(R) of $0, $1 and $2, respectively)	486	614	381

Subtotal of cost of non-advertising revenues	11,565	13,051	7,520

Total cost of revenues	27,593	30,233	20,292

Gross profit	88,145	91,339	64,531

Operating expenses:
Product development (includes share-based compensation expense under SFAS 123(R) of $1,274, $1,580 and $2,263, respectively)	13,314	14,424	11,479
Sales and marketing (includes share-based compensation expense under SFAS 123(R) of $285, $174 and $280, respectively)	16,826	19,500	16,140
General and administrative (includes share-based compensation expense under SFAS 123(R) of $481, $321 and $645, respectively)	7,894	7,535	6,185
Amortization of intangible assets	74	200	196

Total operating expenses	38,108	41,659	34,000

Operating profit	50,037	49,680	30,531

Other income (expense)	1	(54)	43
Interest income and exchange difference	1,122	1,221	166

Income before income tax expense	51,160	50,847	30,740
Income tax expense (benefit)	6,586	(5,745)	9,185

Income from continuing operations	44,574	56,592	21,555
Loss from discontinued e-commerce operations	—	—	(1)

Net income	44,574	56,592	21,554

Less: Net income attributable to the noncontrolling interest	(21)	(33)	(8)

Net income attributable to Sohu.com Inc.	$44,595	$56,625	$21,562

Basic net income per share attributable to Sohu.com Inc.	$1.17	$1.48	$0.57

Shares used in computing basic net income per share attributable to Sohu.com Inc.	38,162	38,311	37,759

Diluted net income per share attributable to Sohu.com Inc.	$1.15	$1.45	$0.55

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	38,851	39,090	39,037

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN THOUSANDS)

	As of Mar 31, 2009	As of Dec. 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$373,166	$314,425
Accounts receivable, net	43,782	36,869
Prepaid and other current assets	15,414	27,551

Total current assets	432,362	378,845
Fixed assets, net	76,225	76,237
Goodwill	55,555	55,555
Intangible assets, net	5,410	5,654
Restricted cash	375	2,671
Other assets, net	2,847	2,914

Total assets	$572,774	$521,876

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,202	$4,339
Accrued liabilities to suppliers and agents	29,762	33,054
Receipts in advance and deferred revenue	29,129	31,446
Tax payables	25,505	18,892
Other accrued liabilities	44,416	43,051

Total current liabilities	133,014	130,782

Equity
Sohu.com Inc. shareholders’ equity	433,917	385,946
Noncontrolling interest	5,843	5,148

Total equity	439,760	391,094

Total liabilities and equity	$572,774	$521,876

SOHU.COM INC.

RECONCILIATIONS TO CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

NON-GAAP NET INCOME EXCLUDING SHARE-BASED COMPENSATION EXPENSE

	Three Months Ended Mar. 31, 2009			Three Months Ended Dec. 31, 2008			Three Months Ended Mar. 31, 2008
	GAAP	Non-GAAP Adjustments (a)	Non-GAAP	GAAP	Non-GAAP Adjustments (a)	Non-GAAP	GAAP	Non-GAAP Adjustments (a)	Non-GAAP
Advertising revenues	$40,636	$—	$40,636	$46,649	$—	$46,649	$34,769	$—	$34,769
Less: Cost of advertising revenues	16,028	(239)	15,789	17,182	(311)	16,871	12,772	(315)	12,457

Advertising gross profit	$24,608	$239	$24,847	$29,467	$311	$29,778	$21,997	$315	$22,312

Advertising gross margin	61%		61%	63%		64%	63%		64%

Non-advertising revenues	$75,102	$—	$75,102	$74,923	$—	$74,923	$50,054	$—	$50,054
Less: Cost of non-advertising revenues	11,565	(8)	11,557	13,051	(5)	13,046	7,520	(7)	7,513

Non-advertising gross profit	$63,537	$8	$63,545	$61,872	$5	$61,877	$42,534	$7	$42,541

Non-advertising gross margin	85%		85%	83%		83%	85%		85%

Total revenues	$115,738	$—	$115,738	$121,572	$—	$121,572	$84,823	$—	$84,823
Less: Total cost of revenues	27,593	(247)	27,346	30,233	(316)	29,917	20,292	(322)	19,970

Gross profit	$88,145	$247	$88,392	$91,339	$316	$91,655	$64,531	$322	$64,853

Gross margin	76%		76%	75%		75%	76%		76%

Operating expenses	$38,108	$(2,040)	$36,068	$41,659	$(2,075)	$39,584	$34,000	$(3,188)	$30,812

Operating profit	50,037	2,287	52,324	49,680	2,391	52,071	30,531	3,510	34,041

Operating margin	43%		45%	41%		43%	36%		40%

Net income attributable to Sohu.com Inc.	$44,595	$2,287	$46,882	$56,625	$2,391	$59,016	$21,562	$3,510	$25,072

Diluted net income per share attributable to Sohu.com Inc.	$1.15		$1.20	$1.45		$1.50	$0.55		$0.64

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	38,851		39,020	39,090		39,281	39,037		39,220

Note:

(a)	To eliminate share-based compensation expense as measured using the fair value method under SFAS 123(R).